Exhibit 99.1

PRESS RELEASE

Date: September 19, 2024

Cadiz Inc. Expands Executive Team with Cathryn
Rivera as Chief Operating Officer

Rivera brings 25 years of senior management experience as the Company prepares to scale operations.

LOS ANGELES, CALIFORNIA (09.19.24) – Cadiz, Inc. (NASDAQ: CDZI / CDZIP) (“Cadiz” or the “Company”), a California water solutions company, announced today the appointment of Cathryn Rivera as Chief Operating Officer (“COO”), effective as of September 16, 2024. The Company began expanding the management team earlier this year with the appointment of CEO Susan Kennedy. As COO, Rivera is expected to lead the Company’s operations in the execution phase of its groundbreaking groundwater banking project and scaling deployment of water treatment technologies to remove constituents such as arsenic, Chromium 6 and “forever chemicals.”

Known as a savvy leader with a passion for taking on initiatives that have real world impacts, Rivera served four governors from both parties over 25 years in the operations center of California government.

“Cathryn is the eye of the storm,” Cadiz CEO Susan Kennedy said. “Calm. Decisive. Never taking her eyes off the objective. Cathryn’s execution skills are second to none. She’s the best I’ve ever worked with.”

“Water is without a doubt the next great challenge for California,” said Rivera. “I believe Cadiz is on the verge of delivering game-changing solutions that will impact millions of lives. This exciting opportunity allows me to draw on 25 years of solving complex problems to help the people and communities I’ve been dedicated to serving all my life.”

Rivera served as Appointments Secretary for California Governor Gavin Newsom from 2019 to 2024, finding the right people with the right skills for over 3,000 positions responsible for governing the 5th largest economy in the world. Upon Rivera’s departure, Governor Newsom noted: “Cathryn has done tremendous work to help build an administration that better reflects Californians’ rich diversity of backgrounds, perspectives and experiences.”

Throughout her tenure at the heart of California’s governance, Rivera was tapped by Governors to interface with businesses and industry leaders to address complex challenges, often in a crisis. At the outset of the COVID pandemic she led a team to establish a web-based service within 72 hours to allow the state to acquire COVID supplies for distribution, worked with the California Manufacturing and Technology Association to assist small businesses with converting operations to manufacture protective supplies, and created programs to help essential workers protect themselves and the public on the front lines of the pandemic.

Most recently, Rivera established two new independent Offices, within the executive branch, including the Governor’s Office of Land Use and Climate Innovation, to ensure efforts and actions directed by Executive Order would continue beyond the governor’s tenure.

Before joining the Newsom Administration, Rivera served as a Board Member on the Agricultural Labor Relations Board, at the nexus of a critical workforce and the $57 billion agricultural industry. In this role, Ms. Rivera helped develop a level playing field for farmworkers and a regulatory framework for mandatory mediation that survived a decade of legal challenges, including at the Supreme Court of the United States.

From 1999 to 2002 Rivera was the Chief Deputy Cabinet Secretary for Governor Gray Davis, serving as the Governor’s key liaison to state agencies, departments, and boards. In that role, Rivera was responsible for the development and implementation of administration policies for the largest, most complex government agencies including Health and Human Services Agency and Department of Corrections and Rehabilitation and Department of Food and Agriculture.

Previously, Rivera served on the Board of Directors for Planned Parenthood Mar Monte, the largest affiliate of the national organization overseeing a $100 million budget with 35 health centers in 42 counties across California and Nevada. Rivera has held positions as Treasurer, Vice-Chair and Chair during her tenure on the board.

Rivera received a B.S. in Business Management from Arizona State University, graduating from The Barrett Honors College. She obtained her law degree from the University of California, Berkeley where she was co-editor-in-chief of the La Raza Law Journal.

Cadiz, with 45,000 acres of land and water in the Mojave Desert, is developing one of the largest groundwater banking projects in the Southwestern U.S. that is expected to provide water supply and clean water technology to disadvantaged communities in the Colorado River Basin and California’s Inland Empire and desert communities, including Tribes that presently lack access to clean, reliable water.

About Cadiz, Inc.

Founded in 1983, Cadiz, Inc. (NASDAQ: CDZI) is a California water solutions company dedicated to providing access to clean, reliable and affordable water for people through a unique combination of water supply, storage, pipeline and treatment solutions. With 45,000 acres of land in California, 2.5 million acre-feet of water supply, 220 miles of pipeline assets and the most cost-effective water treatment filtration technology in the industry, Cadiz offers a full suite of solutions to address the impacts of climate change on clean water access. For more information, please visit https://www.cadizinc.com.

Contact

Courtney Degener

cdegener@cadizinc.com

213-271-1603

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to the Company’s expectation of the benefits to be derived from the appointment of Ms. Rivera as an executive officer of the Company. Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements are detailed in the Company’s Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent quarterly and current reports. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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